Exhibit 99.1

ResCare Announces 2009 Earnings Guidance

LOUISVILLE, Ky.--(BUSINESS WIRE)--December 30, 2008--ResCare, Inc. (NASDAQ: RSCR) today provided full-year 2009 guidance of diluted earnings per common share from continuing operations in the range of $1.52 to $1.58 and revenues of $1.61 billion to $1.67 billion.

The 2009 guidance assumes a decrease of approximately one-half of one percent in aggregate reimbursement rates for the second half of 2009 within the Company's Community Services Group. Additionally, the guidance assumes an income tax rate of 37% and acquisition-related costs of approximately $0.03 per diluted common share associated with planned 2009 acquisitions as a result of the adoption of a new accounting standard. The Company will issue full financial results for the fourth quarter and year ending December 31, 2008, after the market closes on March 9, 2009, and will discuss its 2009 guidance in more detail during its conference call on March 10, 2009.

ResCare, with nearly 35 years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its more than 44,000 dedicated employees serve daily more than 65,000 people in 39 states, Washington, D.C., Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company’s website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company’s filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

CONTACT:
ResCare, Inc.
David W. Miles, 502-394-2137
Chief Financial Officer
or
Derwin A. Wallace, 502-420-2567
Director of Investor Relations